Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 23, 2011, with respect to the financial statements of EquiTrust Variable Insurance Series Fund, included in the Registration Statement (Form N-14) and related Prospectus/Proxy Statement and Statement of Additional Information related to the acquisition of the assets of portfolios of EquiTrust Variable Insurance Series Fund by and in exchange for shares of Federated Prime Money Fund II, Federated Liberty Bond Fund II, Federated Capital Income Fund II or Federated Capital Appreciation Fund II, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 11, 2011